Exhibit 99.1

Reynolds American Inc.

P.O. Box 2990

Winston-Salem, NC 27102-2990

Contact:	Investor Relations: Morris Moore (336) 741-3116	Media: Jane Seccombe (336) 741-5068	RAI 2016-14

RAI delivers exceptional 1Q16 performance;

Results demonstrate transformational nature of Lorillard acquisition

WINSTON-SALEM, N.C. – April 26, 2016 –

Fourth Quarter 2016 – At a Glance
•	Reported EPS: First quarter at $2.49, up 591.7 percent from prior-year quarter

•	Adjusted EPS: First quarter at $0.50, up 16.3 percent from prior-year quarter

	o	Excludes a gain on divestiture related to the sale of Natural American Spirit’s business outside the U.S., and charges for debt and financing costs, and implementation costs, and other special items*

•	RAI reaffirms 2016 guidance: Adjusted EPS range of $2.25 to $2.35, up 13.6 percent to 18.7 percent from 2015

	o	Excludes the above-mentioned items

•	Other quarterly highlights

	o	Completed sale of Natural American Spirit’s business outside the U.S.

	o	Completed debt tender offer and redemption for early debt repayment

	o	Increased quarterly dividend 16.7 percent

	o	Created RAI Innovations Company

•	Newport manufacturing integration on track for early completion by mid-2016

•	RAI CEO Cameron to remain with company to complete Lorillard integration and succession planning

* Special items are detailed in Schedule 2 and include 2015 charges for the 2003 NPM Adjustment, transaction-related costs for the Lorillard, Inc. (Lorillard) acquisition and related divestiture, Engle progeny lawsuits and tobacco-related and other litigation.

All references in this release to “reported” numbers refer to GAAP measurements; all “adjusted” numbers are non-GAAP, as defined in Schedules 2 and 3 of this release, which reconcile reported to adjusted results.

Reynolds American Inc. (NYSE: RAI) today announced first-quarter 2016 reported EPS of $2.49, up 591.7 percent from the prior-year quarter, driven primarily by the gain on divestiture related to the sale of Natural American Spirit’s business outside the U.S., as well as higher pricing and volumes on both cigarettes and moist snuff.

Adjusted first-quarter EPS was $0.50, up 16.3 percent. Adjusted results exclude the gain on divestiture and charges for debt and financing costs, and implementation costs. A reconciliation of reported to adjusted results is detailed in Schedule 2.

RAI reaffirmed 2016 adjusted EPS guidance in a range of $2.25 to $2.35, up 13.6 percent to 18.7 percent from the company’s 2015 adjusted EPS of $1.98. This excludes the above-referenced items.

First Quarter 2016 Financial Results – Highlights*

(unaudited)

(all dollars in millions, except per-share amounts;

for reconciliations, including GAAP to non-GAAP, see Schedules 2 and 3)

	For the Three Months Ended March 31
	2016	2015	% Change
Net sales	$2,917	$2,057	41.8%

Operating income
Reported (GAAP)	$6,142	$693	786.3%
Adjusted (Non-GAAP)	1,319	765	72.4%

Net income
Reported (GAAP)	$3,565	$389	816.5%
Adjusted (Non-GAAP)	721	457	57.8%

Net income per diluted share
Reported (GAAP)	$2.49	$0.36	591.7%
Adjusted (Non-GAAP)	0.50	0.43	16.3%

* The financial results reflect the Lorillard acquisition and related divestiture that occurred on June 12, 2015, as well as Natural American Spirit’s business outside the U.S. until its sale on Jan. 13, 2016.

MANAGEMENT’S PERSPECTIVE

Overview

“Reynolds American’s operating companies began the year with strong momentum out of the gate, driving additional growth in RAI’s profitability,” said Susan M. Cameron, president and chief executive officer of RAI. “All of our operating companies demonstrated excellent performance, benefiting from increased volumes and higher pricing on both cigarettes and moist snuff.

“I’m very pleased to report that Newport’s manufacturing integration is progressing smoothly and is now expected to be completed by the middle of this year, well ahead of the initial projection for the end of 2016,” Cameron said. “Newport has delivered impressive market-share gains during this successful transition, and the brand has been a driving force behind our accelerated business performance over the past three quarters.

“The addition of Newport has given our businesses new energy in a competitive and dynamic environment,” Cameron said. “As a result, RAI remains on track for earnings growth of 13.6 percent to 18.7 percent for the full year, and we are committed to finding new opportunities for returning value to our shareholders.”

Cameron also said that she has agreed to remain with RAI “to see through the full integration of the Newport brand into R.J. Reynolds Tobacco Company later this year, and complete the succession planning process that we have underway.” Cameron’s original agreement to return to RAI as president and CEO in 2014 was scheduled to end April 30, but included the ability to be extended.

Other highlights in the quarter included:

•	RAI’s completion of the sale of Natural American Spirit’s business outside the U.S.;

•	RAI’s tender offer and redemption for the early repayment of a portion of outstanding debt;

•	A 16.7 percent increase in RAI’s quarterly dividend; and,

•	RAI’s creation of RAI Innovations Company to drive speed-to-market of leading-edge products.

Cameron said that R.J. Reynolds Vapor Company’s VUSE Digital Vapor Cigarette continued to make headway in the first quarter, and remains the leader in the emerging vapor category.

RAI’s operating companies’ cigarette and moist-snuff retail market shares, using shipments to retail data administered by Management Science Associates, Inc. (MSAi), have been revised to reflect the new universe of direct customers following last year’s acquisition of Lorillard. This revision results in slightly higher absolute share levels in 2015 on some of RAI’s operating companies’ brands, but does not affect overall share trends. Prior-year market share data has been restated on this basis for comparison purposes.

COMBUSTIBLES

Total RAI operating companies’ cigarette volumes increased 34.2 percent in the first quarter, largely driven by the addition of the Newport brand. Industry cigarette volume increased 0.4 percent in the quarter, but when adjusted for wholesale inventory changes, industry shipments were approximately flat.

In the first quarter, total RAI operating companies’ retail cigarette market share increased 0.3 percentage points to 34.6 percent.

Total retail cigarette market share in RAI operating companies’ drive brands (Newport, Camel, Pall Mall and Natural American Spirit) increased 0.5 percentage points to 32.0 percent in the first quarter. These brands now make up about 93 percent of RAI operating companies’ total cigarette retail market share.

RJR Tobacco

RJR Tobacco’s reported first-quarter operating income increased 88.3 percent from the prior-year quarter, to $1.11 billion, benefiting from the addition of the Newport brand and higher cigarette volumes and pricing.

Adjusted first-quarter operating income was $1.12 billion, up 73.8 percent. Adjusted results exclude charges for Engle progeny lawsuits and implementation costs.

Adjusted first-quarter operating margin increased 6.4 percentage points from the prior-year quarter, to 46.5 percent, reflecting RJR Tobacco’s improved mix of premium cigarette volume, which increased 12.0 percentage points to 70.6 percent.

RJR Tobacco’s first-quarter cigarette shipments increased 35.1 percent from the prior-year quarter, driven by the addition of Newport.

First-quarter retail market share, which is reflected on a pro-forma basis for the company’s new brand portfolio following the Lorillard acquisition and the divestiture to ITG Brands, LLC (ITG), was in line with the prior-year quarter, at 32.5 percent.

The combined first-quarter retail market share of RJR Tobacco’s cigarette drive brands — Newport, Camel and Pall Mall — increased 0.2 percentage points from the prior-year quarter, to 30.0 percent.

Newport, the nation’s No. 1 menthol brand, again demonstrated strong momentum, benefiting from an improved presence at retail stores and increased engagement with adult tobacco consumers. The brand’s first-quarter retail market share increased by 0.6 percentage points from the prior-year quarter, to 14.0 percent.

Camel’s first-quarter cigarette retail market share was down 0.2 percentage points from the prior-year quarter, at 8.2 percent, but was up 0.1 percentage point when compared with the fourth quarter of last year. Pall Mall’s share was down 0.3 percentage points from the prior-year quarter, at 7.8 percent, but has remained relatively stable for the past four quarters.

Santa Fe

Santa Fe posted another strong performance, increasing first-quarter operating income by 33.2 percent to $123 million as the company benefited from higher pricing and volumes.

Santa Fe’s first-quarter operating margin increased 2.5 percentage points from the prior-year quarter, to 56.4 percent.

Natural American Spirit, the nation’s No. 1 super-premium brand, continued to attract positive adult consumer interest in markets across the nation. The brand gained 0.3 percentage points of retail market share from the prior-year quarter, to 2.0 percent, on volume growth of 22.1 percent.

MOIST SNUFF

American Snuff

American Snuff also benefited from higher pricing and volumes in the first quarter, growing operating income by 11.9 percent to $133 million, and operating margin by 2.4 percentage points to 61.3 percent.

American Snuff’s first-quarter moist-snuff retail market share increased 0.2 percentage points to 33.4 percent, on volume growth of 3.3 percent, compared to industry growth of about 5 percent. Industry growth was positively impacted by the national expansion of competitive line extensions in the category during the quarter.

The company’s flagship Grizzly brand continued to make solid gains, especially in fast growing wintergreen and pouch styles. The brand increased first-quarter retail market share by 0.4 percentage points from the prior-year quarter, to 30.8 percent, on volume growth of 3.9 percent.

FINANCIAL UPDATE

Reynolds American’s first-quarter reported EPS of $2.49 increased 591.7 percent from the prior-year quarter, driven primarily by the gain on divestiture related to the sale of Natural American Spirit’s business outside the U.S.

First-quarter adjusted EPS was $0.50, up 16.3 percent, benefitting from the addition of Newport and higher cigarette and moist-snuff pricing and volume. Adjusted EPS excludes a $2.11 gain on divestiture and charges of $0.12 for debt and financing costs, and implementation costs.

RAI’s first-quarter adjusted operating margin increased 8.0 percentage points from the prior-year quarter, to 45.2 percent.

During the quarter, the company announced a 16.7 percent increase in the quarterly cash dividend, to an annualized $1.68 per share, in line with RAI’s target dividend payout ratio of 75 percent.

RAI also completed a cash tender offer and redemption of about $3.6 billion for certain of its outstanding notes, allowing the company to continue to reduce its level of outstanding debt. RAI’s long-term debt was $13.2 billion at the end of the first quarter, with an average interest rate of 4.9 percent and an average maturity of 12.6 years.

RAI ended the quarter with cash balances of $4.4 billion. On April 15, R.J. Reynolds made its MSA payment of $2.3 billion, including $597 million paid into the NPM disputed payments account.

“I’m very pleased with our successful start to the year, and as a result, RAI has reaffirmed 2016 adjusted EPS guidance in the range of $2.25 to $2.35, up 13.6 percent to 18.7 percent on last year’s adjusted EPS of $1.98,” said Andrew Gilchrist, RAI’s chief financial officer.

This adjusted EPS guidance excludes the previously referenced items.

CONFERENCE CALL WEBCAST TODAY

Reynolds American will webcast a conference call to discuss first-quarter 2016 results at 9:00 a.m. Eastern Time on April 26, 2016. The call will be available live online on a listen-only basis. To register for the call, please go to the Investors Events and Presentations section on our website. A replay of the call will be available on the site. Investors, analysts and members of the news media can also listen to the live call by phone, by dialing (877) 201-0168 (toll free) or (647) 788-4901 (international). Remarks made during the conference call will be current at the time of the call and will not be updated to reflect subsequent material developments. Although news media representatives will not be permitted to ask questions during the call, they are welcome to monitor the remarks on a listen-only basis. Following the call, media representatives may direct inquiries to Jane Seccombe at (336) 741-5068.

Web and Social Media Disclosure

RAI’s website, www.reynoldsamerican.com, is the primary source of publicly disclosed news, including our quarterly earnings, about RAI and its operating companies. RAI also uses Twitter to publicly disseminate company news via @RAI News. It is possible that the information we post could be deemed to be material information. We encourage investors and others to register at www.reynoldsamerican.com to receive alerts when news about the company has been posted, and to follow RAI on Twitter at @RAI News.

RISK FACTORS

Statements included in this report that are not historical in nature are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. When used in this document and in documents incorporated by reference, forward-looking statements include, without limitation, statements regarding financial forecasts or projections, and RAI and its subsidiaries’ expectations, beliefs, intentions or future strategies that are signified by the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “objective,” “outlook,” “plan,” “project,” “possible,” “potential,” “should” and similar expressions. These statements regarding future events or the future performance or results of RAI and its subsidiaries inherently are subject to a variety of risks, contingencies and other uncertainties that could cause actual results, performance or achievements to differ materially from those described in or implied by the forward-looking statements. These risks, contingencies and other uncertainties include:

•	the effect of unfavorable litigation relating to the sale, distribution, manufacture, development, advertising, marketing and claimed health effects of tobacco products (including smokeless tobacco products and electronic cigarettes) that is pending or may be instituted against RAI or its subsidiaries, including, the Engle Progeny cases;

•	the effect of adverse governmental developments on RAI’s subsidiaries’ sales of products that contain menthol, including the possibility that the U.S. Food and Drug Administration (FDA) will issue regulations prohibiting menthol, or restricting the use of menthol, in cigarettes;

•	the adverse effects (including damage to RAI’s reputation, recall costs and decreased sales) arising from an order of the Center for Tobacco Products established within the FDA (CTP) (1) finding that a provisional product sold by an RAI subsidiary is not substantially equivalent to a predicate product, and (2) as a result, requiring that the provisional product be removed from the market;

•	the possibility that the CTP fails to grant a marketing order allowing an RAI subsidiary to launch a new tobacco product or modify an existing product;

•	the adverse effects arising out of (1) the FDA’s issuance of a warning letter to Santa Fe Natural Tobacco Company, Inc. regarding the company’s use of the terms “natural” and “additive free” in the product labeling and advertising for Natural American Spirit cigarettes without a modified risk product authorization order from the agency, or (2) other FDA actions related to product labeling and advertising, in each case potentially resulting in damage to RAI’s reputation, fines and related costs and decreased sales;

•	the possibility that the FDA will issue regulations further controlling constituents in cigarettes, including requiring the reduction of nicotine levels or the reduction or elimination of other constituents, or extend its control and authority over tobacco products to e-cigarettes, subjecting e-cigarettes to restrictions on, among other things, the manufacturing, marketing and sale of such products;

•	the substantial payment obligations based on cigarette sales, coupled with the substantial limitations on the sale, advertising and marketing of cigarettes (and of RJR Tobacco’s smoke-free tobacco products) under the State Settlement Agreements and the possibility that NPM Adjustment awards could be vacated or otherwise modified;

•	the continued decline in U.S. cigarette consumption or the possible transition of consumers away from premium brands to lower-cost brands, considering RAI’s and its subsidiaries’ dependence on the U.S. cigarette industry and premium and super-premium cigarette brands;

•	the success or failure of new products (including vapor category product offerings and other non-traditional tobacco products), marketing strategies and promotional programs;

•	competitive actions and pricing pressures from other manufacturers, including manufacturers of deep-discount cigarette brands;

•	significant current and anticipated federal, state and local governmental regulation of tobacco products, including limitations on advertising, sale and use of tobacco products;

•	substantial and increasing taxation of tobacco products;

•	fluctuations in the availability, quality and price of raw materials and commodities, including tobacco leaf, used in the products of RAI’s subsidiaries;

•	the reliance on a few significant manufacturing facilities and single source suppliers for certain key raw materials;

•	the reliance of RJR Tobacco on ITG to manufacture Newport on RJR Tobacco’s behalf for a period of time after the acquisition of Lorillard (Merger) and the related divestiture;

•	the possible impairment of goodwill and other intangible assets, including trademarks;

•	the effect of market conditions on the investment returns earned on pension assets or any adverse effects of any new legislation or regulations changing pension and postretirement benefits accounting or required pension funding levels;

•	the concentration of a material amount of sales with a limited number of customers and potential loss of these customers;

•	security breaches or disruptions in critical information technology systems, many of which are managed by third party service providers;

•	the impact of the health and social issues associated with the tobacco industry on attracting and retaining qualified professionals;

•	the inability to adequately protect intellectual property rights;

•	indemnification obligations for specified matters and retention of certain liabilities related to assets transferred in transactions with ITG and JT International Holdings BV;

•	the success or failure of acquisitions or dispositions, which RAI or its subsidiaries may engage in from time to time;

•	the effect of market conditions on interest rate risk and the return on corporate cash, or adverse changes in liquidity in the financial markets;

•	the substantial amount of RAI and RJR Tobacco debt, including the additional debt assumed and incurred in connection with the Merger, and failure to comply with debt covenants;

•	the impact of a potential decrease in RAI’s credit ratings on RAI’s ability to access the debt capital markets and on RAI’s borrowing costs;

•	the possibility of changes in RAI’s historical dividend policy;

•	the significant collective ownership interest in RAI of British American Tobacco p.l.c. (BAT) and its subsidiaries, and their associated rights under the governance agreement, which if terminated, in whole or in part, in accordance with its terms, could eliminate the board composition and share transfer restrictions placed on BAT and its subsidiaries; and

•	the absence of significant anti-takeover measures, following the expiration of the standstill provision in the governance agreement and the RAI shareholder rights plan, together with the effects of a possible declassification of the board of directors.

Due to these risks, contingencies and other uncertainties, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as provided by federal securities laws, RAI is not required to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

ABOUT US

Reynolds American Inc. (NYSE: RAI) is the parent company of R.J. Reynolds Tobacco Company; Santa Fe Natural Tobacco Company, Inc.; American Snuff Company, LLC; Niconovum USA, Inc.; Niconovum AB; and R.J. Reynolds Vapor Company.

•	R.J. Reynolds Tobacco Company is the second-largest U.S. tobacco company. R.J. Reynolds’ brands include Newport, Camel and Pall Mall.

•	Santa Fe Natural Tobacco Company, Inc. manufactures and markets Natural American Spirit products.

•	American Snuff Company, LLC is the nation’s second-largest manufacturer of smokeless tobacco products. Its leading brands are Grizzly and Kodiak.

•	Niconovum USA, Inc. and Niconovum AB market innovative nicotine replacement therapy products in the United States and Sweden, respectively, under the ZONNIC brand name.

•	R.J. Reynolds Vapor Company is a marketer of digital vapor cigarettes, manufactured on its behalf by R.J. Reynolds, under the VUSE brand name in the United States.

Copies of RAI’s news releases, annual reports, SEC filings and other financial materials, including risk factors containing forward-looking information, are available at www.reynoldsamerican.com. To learn more about how Reynolds American and its operating companies are transforming the tobacco industry, visit Transforming Tobacco.

(financial and volume schedules follow)

Schedule 1

REYNOLDS AMERICAN INC.

Condensed Consolidated Statements of Income - GAAP

(Dollars in Millions, Except Per Share Amounts)

(Unaudited)

	Three Months Ended
	March 31,
	2016	2015
Net sales, external	$2,862	$1,975
Net sales, related party	55	82

Net sales	2,917	2,057
Cost of products sold	1,165	850
Selling, general and administrative expenses	465	511
Gain on divestiture	(4,861)	-
Amortization expense	6	3

Operating income	6,142	693
Interest and debt expense	174	91
Interest income	(3)	(1)
Other (income) expense, net	252	(17)

Income from continuing operations before income taxes	5,719	620
Provision for income taxes	2,154	231

Net income	$3,565	$389

Basic net income per share:
Net Income	$2.50	$0.36

Diluted net income per share:
Net Income	$2.49	$0.36

Basic weighted average shares, in thousands	1,427,448	1,063,053

Diluted weighted average shares, in thousands	1,431,069	1,066,994

Segment data:
Net sales:
RJR Tobacco	$2,411	$1,608
Santa Fe	218	171
American Snuff	216	201
All Other	72	77

	$2,917	$2,057

Operating income:
RJR Tobacco	$1,107	$588
Santa Fe	123	92
American Snuff	133	118
All Other	(34)	(61)
Gain on Divestiture	4,861	-
Corporate	(48)	(44)

	$6,142	$693

Supplemental information:
Excise tax expense	$1,030	$840
Master Settlement Agreement and other state settlement expense	$630	$394
FDA fees	$50	$35

Schedule 2

REYNOLDS AMERICAN INC.

Reconciliation of GAAP to Adjusted Results

(Dollars in Millions, Except Per Share Amounts)

(Unaudited)

RAI management uses “adjusted” (non-GAAP) measurements to set performance goals and to measure the performance of the overall company, and believes that investors’ understanding of the underlying performance of the company’s continuing operations is enhanced through the disclosure of these metrics. “Adjusted” (non-GAAP) results are not, and should not be viewed as, substitutes for “reported” (GAAP) results.

	Three Months Ended March 31,
	2016			2015
	Operating Income	Net Income	Diluted EPS	Operating Income	Net Income	Diluted EPS
GAAP results	$6,142	$3,565	$2.49	$693	$389	$0.36
The GAAP results include the following:
Gain on divestiture	(4,861)	(3,023)	(2.11)	-	-	-
Debt and financing costs	-	155	0.11	-	20	0.02
Implementation costs	25	16	0.01	-	-	-
Engle Progeny cases	13	8	-	108	68	0.07
2003 NPM Adjustment Claim	-	-	-	(70)	(43)	(0.04)
Tobacco Related and Other Litigation	-	-	-	19	11	0.01
Transaction related costs	-	-	-	15	12	0.01

Total adjustments	(4,823)	(2,844)	(1.99)	72	68	0.07

Adjusted results	$1,319	$721	$0.50	$765	$457	$0.43

Condensed Consolidated Balance Sheets

(Dollars in Millions)

(Unaudited)

	Mar. 31, 2016	Dec. 31, 2015

Assets
Cash and cash equivalents	$4,441	$2,567
Other current assets	3,088	3,620
Trademarks and other intangible assets, net	29,461	29,467
Goodwill	15,993	15,993
Other noncurrent assets	1,425	1,485
	$54,408	$53,132
Liabilities and shareholders’ equity
Tobacco settlement accruals	$3,446	$2,816
Other current liabilities	4,158	2,475
Long-term debt (less current maturities)	13,213	16,849
Deferred income taxes, net	10,285	10,236
Long-term retirement benefits (less current portion)	1,917	2,265
Other noncurrent liabilities	226	239
Shareholders’ equity	21,163	18,252
	$54,408	$53,132

Schedule 3

REYNOLDS AMERICAN INC.

Reconciliation of GAAP to Adjusted Operating Income by Segment

(Dollars in Millions)

(Unaudited)

The RJR Tobacco segment consists of the primary operations of R.J. Reynolds Tobacco Company, the second-largest tobacco company in the United States and which also manages a contract manufacturing business.

The Santa Fe segment consists of the primary operations of Santa Fe Natural Tobacco Company, Inc., which manufactures Natural American Spirit cigarettes and other additive-free tobacco products.

The American Snuff segment consists of the primary operations of American Snuff Company, LLC, the second-largest smokeless tobacco products manufacturer in the United States.

Management uses “adjusted” (non-GAAP) measurements to set performance goals and to measure the performance of the company, and believes that investors’ understanding of the underlying performance of the company’s continuing operations is enhanced through the disclosure of these metrics.

	Three Months Ended March 31,
	2016			2015
	RJR Tobacco	Santa Fe	American Snuff	RJR Tobacco	Santa Fe	American Snuff
GAAP operating income	$1,107	$123	$133	$588	$92	$118

The GAAP results include the following:
Implementation costs (1)	1	-	-	-	-	-
Engle Progeny cases	13	-	-	108	-	-
2003 NPM Adjustment Claim	-	-	-	(70)	-	-
Tobacco Related and Other Litigation	-	-	-	19	-	-

Total adjustments (2)	14	-	-	57	-	-

Adjusted operating income	$1,121	$123	$133	$645	$92	$118

(1)	For the three months ended Mar 31, 2016, RAI and its operating companies recorded aggregate implementation cost adjustments of $25 million including $24 million in the corporate and all other segment.
(2)	For the three months ended Mar 31, 2015, RAI and its operating companies recorded aggregate transaction related cost adjustments of $15 million which are included in corporate costs.

Schedule 4

RAI OPERATING COMPANIES’ U.S. CIGARETTE VOLUMES AND RETAIL SHARE OF MARKET

VOLUME (in billions):	Three Months Ended
	March 31,		Change
RJR Tobacco	2016	2015	Units	%
Newport	8.1	0.0	8.1	NM
Camel	4.8	4.9	(0.1)	-2.8%
Pall Mall	4.5	4.8	(0.2)	-4.8%

Total RJR Tobacco drive brands	17.4	9.7	7.7	80.2%

Other	1.4	4.3	(2.8)	-66.4%

Total RJR Tobacco	18.8	13.9	4.9	35.1%

Santa Fe
Natural American Spirit	1.2	1.0	0.2	22.1%

Total RAI operating companies	20.1	14.9	5.1	34.2%

Total RJR Tobacco:
Total premium	13.3	8.2	5.1	62.7%
Total value	5.5	5.8	(0.2)	-4.0%
Premium/total mix	70.6%	58.7%	12.0

Industry	61.5	61.3	0.2	0.4%
Premium	44.8	44.1	0.6	1.4%
Value	16.7	17.2	(0.4)	-2.4%
Premium/total mix	72.8%	72.0%	0.8

RETAIL SHARE OF MARKET*:	Three Months Ended
	March 31,
RJR Tobacco:	2016	2015	Change
Newport	14.0%	13.4%	0.6
Camel	8.2%	8.4%	(0.2)
Pall Mall	7.8%	8.1%	(0.3)

Total RJR Tobacco drive brands	30.0%	29.9%	0.2

Other	2.5%	2.7%	(0.2)

Total RJR Tobacco	32.5%	32.6%	(0.0)

Santa Fe
Natural American Spirit	2.0%	1.7%	0.3

Total RAI operating companies	34.6%	34.3%	0.3

Amounts are rounded on an individual basis and, accordingly, may not sum in the aggregate.

*	RJR Tobacco and Santa Fe are now reporting market share information based on shipments to retail (STR) data, instead of information based on sampling of retail cigarette sales, referred to as retail scan data. Management believes that STR data provides a more complete indicator of the performance of RJR Tobacco and Santa Fe’s brands as well as overall market trends, than retail scan data. All share information has been restated to reflect STR data. You should not rely on the STR data reported by MSAi as being a precise measurement of actual market share as the shipments to retail do not reflect actual consumer sales and do not track all volume and trade channels. Accordingly, the STR data in the U.S. cigarette market of RJR Tobacco and Santa Fe and their brands may overstate or understate their actual market share. Moreover, you should be aware that in a product market experiencing overall declining consumption, a particular product can experience increasing market share relative to competing products, yet still be subject to declining consumption volumes.

*	Market share information is included for RJR Tobacco and Santa Fe to provide enhanced analysis of their brands performance. For brands that were acquired in the Lorillard Merger, share information is displayed as if the brands were part of the portfolio for all time periods shown. Brands that were part of the Divestiture to ITG Brands have been removed for all presented time periods. Accordingly, these pro forma results are presented for informational purposes only and are not necessarily indicative of what the actual results of operations of the combined company would have been if the Merger and Divestiture had occurred at the beginning of the periods presented, nor are they indicative of future results of operations.

*	The universe of industry participants that MSAi uses to estimate RJR Tobacco’s and Santa Fe’s cigarette shipments to retail market shares has been revised to reflect the new universe of direct customers as a result of the Merger. The revision results in higher absolute share levels in 2015 on some of RJR Tobacco’s and Santa Fe’s brands, but does not affect overall share trends. Prior-year market share data has been restated on this basis for comparison purposes.

Schedule 5

AMERICAN SNUFF MOIST-SNUFF VOLUMES

AND RETAIL SHARE OF MARKET

VOLUME (in millions of cans):

	Three Months Ended
	March 31,		Change
	2016	2015	Units	%
Grizzly	111.3	107.1	4.2	3.9%
Other	10.0	10.4	(0.4)	-3.7%

Total moist snuff cans	121.4	117.5	3.8	3.3%

RETAIL SHARE OF MARKET*:
	Three Months Ended
	March 31,
	2016	2015	Change
Grizzly	30.8%	30.3%	0.4
Other	2.6%	2.8%	(0.2)

Total retail share of market	33.4%	33.1%	0.2

Amounts are rounded on an individual basis and, accordingly, may not sum in the aggregate.

*	American Snuff is now reporting market share information based on shipments to retail (STR) data, instead of information based on sampling of retail moist snuff sales, referred to as retail scan data. Management believes that STR data provides a more complete indicator of the performance of American Snuff’s brands as well as overall market trends, than retail scan data. All share information has been restated to reflect STR data. You should not rely on the STR data reported by MSAi as being a precise measurement of actual market share as the shipments to retail do not reflect actual consumer sales and do not track all volume and trade channels. Accordingly, the STR data in the U.S. moist snuff market of American Snuff and it’s brands may overstate or understate their actual market share.

*	The universe of industry participants that MSAi uses to estimate American Snuff’s moist snuff shipments to retail market shares has been revised to reflect the new universe of direct customers as a result of the Merger. The revision results in higher absolute share levels in 2015 on some of American Snuff’s brands, but does not affect overall share trends. Prior-year market share data has been restated on this basis for comparison purposes.